EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2011 on the 2010 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-143299, effective December 28, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006) and on Forms S-8 (File No. 333-137666, effective September 29, 2006, and File No. 333-169158, effective September 2, 2010).

March 28, 2011	By:	/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida